AVATAR

FOR IMMEDIATE RELEASE
Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR HOLDINGS REPORTS THIRD QUARTER RESULTS

Coral Gables, FL C November 9, 2005 — Avatar Holdings Inc. (NASDAQ — AVTR) today reported net income of $25,318,000 ($2.63 per share, diluted) on revenues of $307,400,000 for the nine months ended September 30, 2005, compared to net income of $22,361,000 ($2.33 per share, diluted) on revenues of $239,063,000 for the nine months ended September 30, 2004.

For the three months ended September 30, 2005, Avatar reported net income of $1,759,000 ($0.21 per share, diluted) on revenues of $108,215,000, compared to net income of $4,206,000 ($0.47 per share, diluted) on revenues of $73,744,000 for the same period in 2004.

Pre-tax income from continuing operations for the nine months and three months ended September 30, 2005, excluding adjustments related to estimated costs to complete certain utilities infrastructure, was $49,336,000 and $13,016,000. Results for the comparable periods of 2004 were $28,517,000 and $6,875,000.

Results for the nine months and three months ended September 30, 2005 include a charge of approximately $7,575,000 and $5,915,000 to increase Avatar’s estimated cost to complete certain water and sewer and other infrastructure in certain areas of Poinciana, Florida, and Rio Rico, Arizona. Infrastructure costs have increased substantially over the past 12 to 18 months. These infrastructure costs relate to in excess of 8,000 residential lots substantially sold prior to the termination of retail homesite sales programs in 1996, for which the construction of utilities infrastructure is Avatar’s obligation.

Net income for the nine and three months ended September 30, 2005, includes a loss of $1,029,000 and $226,000 from discontinued operations, compared to income of $4,075,000 and $21,000 for the comparable periods in 2004.

During the second quarter of 2005, Avatar entered into a letter of intent for the sale of the stock of Rio Rico Utilities, Inc., its water and wastewater utilities operations in Rio Rico, Arizona, and reclassified Rio Rico Utilities as a discontinued operation. Avatar has recorded an estimated loss on disposal of $2,212,000 and $529,000 for the nine and three months ended September 30, 2005. Discontinued operations for 2004 also reflect the June 2004 sale of Avatar’s cable television operations in Poinciana and the February 2004 sale of the Harbor Islands marina in Hollywood, Florida.

Results for the nine months and three months ended September 30, 2004 include expenses of approximately $3,200,000 for damage caused by Hurricanes Charley, Frances and Jeanne in Avatar’s Central Florida communities in Polk and Osceola Counties.

PRIMARY AND ACTIVE ADULT HOMEBUILDING DATA
Nine Months Ended September 30

	2005	2004	2003
Closings
Number of Units	1,247	1,039	790
Aggregate Dollar Volume	$281,598,000	$221,392,000	$147,916,000
Average price Per Unit	$226,000	$213,000	$187,000
Contracts Signed, net of cancellations
Number of Units	1,408	1,653	1,418
Aggregate Dollar Volume	$420,144,000	$400,650,000	$277,400,000
Average Price Per Unit	$298,000	$242,000	$196,000
Backlog
Number of Units	2,349	1,992	1,441
Aggregate Dollar Volume	$663,324,000	$471,024,000	$295,870,000
Average Price Per Unit	$282,000	$236,000	$205,00

The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar owns a 50% equity interest.

The Ocean Palms joint venture has sold out the 240 units at an aggregate sales volume of approximately $203,717,000. Results of operations include recognition under the percentage completion method of accounting for Avatar’s equity interest in Ocean Palms. Avatar’s proportionate share of pre-tax profits was $15,916,000 and $3,559,000 for the nine months and three months ended September 30, 2005, compared to $9,537,000 and $3,553,000 for the nine months and three months ended September 30, 2004.

At Harbor Islands, all units have been sold. It is anticipated that closings of the two units in backlog at Harbor Islands will be completed by the first quarter of 2006.

* * * * * * * * * *

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2004.

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SELECTED FINANCIAL DATA FOR THE NINE MONTHS AND THREE MONTHS ENDED
SEPTEMBER 30, 2005 AND 2004
(Unaudited – Dollars in Thousands except per share data)

	Nine Months		Three Months
	2005	2004	2005	2004
Revenues	$307,400	$239,063	$108,215	$73,744
Equity earnings from unconsolidated joint ventures	$15,858	$9,537	$3,534	$3,553
Income from continuing operations before income taxes	$41,761	$28,517	$7,101	$6,875
Income tax (expense)	($15,414)	($10,231)	($5,116)	($2,690)
Income from continuing operations	$26,347	$18,286	$1,985	$4,185
Net income (loss) from discontinued operations	($1,029)	$4,075	($226)	$21
Net income	$25,318	$22,361	$1,759	$4,206

Basic EPS:
Income from continuing operations	$3.27	$2.12	$0.25	$0.51
Income (loss) from discontinued operations	(0.13)	0.48	(0.03)	—
Net income	$3.14	$2.60	$0.22	$0.51

Diluted EPS:
Income from continuing operations	$2.73	$1.93	$0.24	$0.47
Income (loss) from discontinued operations	(0.10)	0.40	(0.03)	—
Net income	$2.63	$2.33	$0.21	$0.47

Selected Balance Sheet Data
	September 30, 2005	December 31, 2004
Cash and cash equivalents	$17,110	$28,190
Total assets	$646,101	$509,885
Total stockholders’ equity	$273,619	$246,235
Book value per share	$33.99	$30.56
Shares outstanding	8,049,565	8,058,129